ARTICLES OF AMENDMENT TO
                   ARTICLES OF INCORPORATION OF
                   DUKE REALTY INVESTMENTS, INC.


     The undersigned officer of Duke Realty Investments, Inc. (the "Corporation"), existing pursuant to the Indiana Business Corporation Law, as amended (the "Act"), desiring to give notice of corporate action effectuating amendment of certain provisions of its Articles of Incorporation, certifies the following facts:

                             ARTICLE I
                            AMENDMENTS

     SECTION 1. The date of incorporation of the Corporation is March 12, 1992.
     SECTION 2. The name of the Corporation following this amendment to the Articles of Incorporation is Duke Realty
Investments, Inc.
     SECTION 3. The exact text of Article V of the Articles of Incorporation is now as follows:

            The total number of shares of capital stock which this corporation shall have authority to issue is one hundred fifty-five million (155,000,000), of which one hundred fifty million (150,000,000) shall be common stock having a par value of $.01 per share, and five million (5,000,000) shall be serial preferred stock having a par value of $.01 per share.

                            ARTICLE II
                    MANNER OF ADOPTION AND VOTE

     SECTION 1. Action by Directors. The Board of Directors of the Corporation duly adopted a resolution proposing to amend the terms and provisions of Article V of the Articles of Incorporation and directing a meeting of the Shareholders, allowing such shareholders to vote on the proposed amendment.
     SECTION 2. Action by Shareholders. The Shareholders of the Corporation entitled to vote adopted the proposed Amendment during the annual meeting as called by the Board of Directors. The result of such vote was as follows:

     NUMBER OF OUTSTANDING SHARES OF
       COMMON STOCK, PAR VALUE $.01 PER SHARE     31,437,846
     SHARES ENTITLED TO VOTE:                     31,437,846
     SHARES REPRESENTED AT THE MEETING:           26,167,822
     SHARES VOTED IN FAVOR:                       21,479,543
     SHARES VOTED AGAINST:                         4,461,187
     ABSTENTIONS:                                     77,088

SECTION 3. Compliance with Legal Requirements. The manner of adoption of the Articles of Amendment and the vote by which they were adopted constitute full legal compliance with the provisions of the Act, the Articles of Incorporation, and the By-Laws of the Corporation.

     Executed this 23rd day of May, 1997.

                         /s/ Dennis D. Oklak
                         ------------------------------
                         Dennis D. Oklak, Vice President and Treasurer


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